EXHIBIT 10(d)

                              SULLIVAN & WORCESTER
                             One Post Office Square
                          Boston, Massachusetts 02109
                                 (617) 338-2800
                          Telecopier No. 617-338-2880
                               TWX: 710-321-1976

                                                                  August 6, 1992

Janus Investment Fund
100 Fillmore Street, Suite 300
Denver, Colorado 80206

     Re:  Reorganization of Janus Twenty Fund

Ladies and Gentlemen:

     You have requested our opinion as to certain questions of Massachusetts law applicable to Janus Investment Fund, a Massachusetts trust with transferable shares (the "Trust" or "you"), relating to the following facts: The trustees of the Trust (the "Trustees") have voted to amend the Trust's Agreement and Declaration of Trust, dated February 11, 1986, as theretofore amended (as in effect before such amendment, the "Declaration", and as so amended, the "Declaration, as amended") to establish and designate an additional Fund of the Trust, designated as "Janus Twenty Fund" (the "New Fund"), and to authorize a Series of shares of beneficial interest representing interests therein (the "New Shares"), and caused to be filed in the office of the Secretary of State of The Commonwealth of Massachusetts a certificate of designation (the "Certificate") setting forth the terms of such amendment. The Trustees have also approved a proposed Agreement and Plan of Reorganization and Liquidation (the "Plan", and the transactions called for thereby, the "Reorganization"), under which Janus Twenty Fund, Inc., a Maryland business corporation (the "Old Fund"), would be reorganized into the New Fund. Under the Plan, the assets of the Old Fund would be transferred, subject to all of the liabilities of the Old Fund, to the New Fund, in exchange for a number of New Shares (the "Reorganization Shares") equal to the number of shares of the Old Fund then outstanding, after which the Reorganization Shares would be distributed pro rata to the stockholders of the Old Fund. Following such distribution, the Old Fund would be dissolved.

     You have filed with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Securities Act"), Post-effective Amendment No. 46 (the "Securities Act Amendment"), and under the Investment Company Act of 1940, as amended, Post-effective Amendment No. 29 (collectively with the Securities Act Amendment, the "Amendments"), to your



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registration  statement on Form N-1A (the "Registration  Statement")  reflecting the establishment and designation of the New Fund and the authorization of the New Shares. The terms of the proposed Reorganization are summarized in the proxy statement (the "Proxy Statement") which has been filed with the SEC for a meeting of the stockholders of the Old Fund at which, among other things, the Plan and the Reorganization will be presented for approval by the stockholders of the Old Fund, and after which (if such approval is given) the Plan will be signed by and on behalf of the Trust and the Old Fund, and the transfers of
assets,   subject  to  liabilities,   and  issuances  of  Reorganization  Shares
contemplated thereby will be made.

     We have reviewed the Declaration, the Certificate, the Bylaws of the Trust, the Proxy Statement, the Plan, the Prospectus and Statement of Additional Information (the "Prospectus") for the New Fund forming part of the Registration Statement, as amended by the Amendments, the actions taken by the initial Trustee of the Trust to organize the Trust, the actions taken by the current Trustees to designate and establish the New Fund and to authorize the New Shares, to authorize the execution, delivery and performance of the Plan and the issuance of the Reorganization Shares pursuant thereto, certificates of officers of the Trust and of public officials as to matters of fact, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, certified or otherwise, which facts we have not independently verified.

     Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of The Commonwealth of Massachusetts:

     1. The Trust is duly organized and validly existing under Massachusetts laws as a trust with transferable shares of the type commonly called a Massachusetts business trust.

     2. The Certificate was duly authorized by all requisite action of the Trustees and duly executed by officers of the Trust thereunto duly authorized, has been filed with the office of the Secretary of State of The Commonwealth of Massachusetts, and is effective to establish and designate the New Fund as a separate Fund of the Trust, and no action of the shareholders of the Trust (the "Shareholders") was required in such connection.

     3. The New Shares have been duly authorized by all requisite action of the Trustees, and no action of the Shareholders is required in such connection.


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     4.   When issued to the Old Fund in exchange for the assets, subject to the liabilities, thereof and distributed to the stockholders of the Old Fund in accordance with the terms of the Plan, the Reorganization Shares will be legally and validly issued and fully paid shares of beneficial interest of the Trust, representing interests in the New Fund, and will be non-assessable, either by the Trust or by the New Fund.

     5. When New Shares are issued by the Trust after consummation of the Reorganization to persons who purchase such New Shares in the manner, and for consideration actually received by the Trust of the kinds and in the amounts, contemplated by the Declaration, as amended, and by the Registration Statement, as amended by the Amendments, at times at which the Trust is validly existing as a Massachusetts trust with transferable shares, the New Fund has not been terminated and the Certificate has not been amended, and at which the action taken by the Trustees to authorize the issue thereof has not been amended or rescinded, such New Shares will be legally and validly issued and fully paid shares of beneficial interest of the Trust, representing interests in the New Fund, and will be non-assessable, either by the Trust or by the New Fund.

     With respect to the opinions stated in paragraphs 4 and 5, above, we wish to point out that the shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

     This letter expresses our opinions as to the provisions of the Declaration and the laws of The Commonwealth of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

     We hereby consent to the filing of this opinion with the SEC in connection with the filing of the Amendments, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                        /s/ Sullivan & Worcester
                                        SULLIVAN & WORCESTER